Exhibit 99

-VIA NET.WORKS investor contact:

Matt S. Nydell, General Counsel
VIA NET.WORKS
Ph: +44 1784 89 8959
Fax: +44 1784 89 8916
e-mail: ir@vianetworks.com

VIA NET.WORKS, Inc. Announces Receipt of Nasdaq SmallCap Market Notification of Non-
Compliance with Listing Standards

Amsterdam, The Netherlands (June 16, 2004)—VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) (“VIA”) announced it received a letter from The Nasdaq Stock Market indicating that VIA’s common stock has failed to meet Nasdaq’s requirement that the common stock trade above $1.00 per share, because it has traded below $1.00 per share for the preceding 30 consecutive trading days. Nasdaq has informed VIA that the company has 180 days to regain compliance, or until December 13, 2004. To regain compliance, the bid price of shares of VIA’s common stock must close at or above $1.00 for at least 10 consecutive trading days prior to December 13, 2004.

If the company fails to regain compliance before December 13, 2004, the Nasdaq SmallCap Market will reassess if VIA meets it other listing standards.  If Nasdaq find the company is in compliance with all other listing standards, the Nasdaq SmallCap Market will extend the company an additional 180 day period to regain compliance.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. With the acquisition of the European hosting company, AMEN S.A.S., the combined Group serves more than 200,000 customers. The Group’s comprehensive portfolio of business communications services includes hosting, security, connectivity, networks, voice and professional services. Through its solutions, partnerships and focused Industry Solutions and VIA Express sales channels, VIA is in a unique position to deliver long- term value-added services to its many customers and reseller partners. For further information, please visit our website: www.vianetworks.com